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                                   EXHIBIT 8.1

                         OPINION OF SHEARMAN & STERLING



                               September 25, 2001



Novellus Systems, Inc.
4000 North First Street
San Jose, CA  95134

                     Liquid Yield Option(TM) Notes Due 2031


Ladies and Gentlemen:

       We have acted as special tax counsel for Novellus Systems, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration for resale under the Securities Act of $880,000,000 aggregate issue price of the Company's Liquid Yield Option(TM) Notes due 2031 (the "LYONs") which may be converted in certain cases into shares of the Company's common stock. The LYONs were issued under an Indenture, dated as of July 26, 2001 (the "Indenture"), between the Company and LaSalle Bank N.A., as indenture trustee.

       In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including inter alia, the Registration Statement, the Indenture, and the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

       Based on the foregoing, information we have received regarding the probability that the contingent payments based on the market price of the LYONs will be made during the term of the LYONs, and certain estimates made by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated regarding the present value of the contingent payments based on the market price of the LYONs, we are of the opinion that:

              1. the LYONs will be treated as indebtedness for United States federal income tax purposes;

              2. the LYONs will be subject to the regulations governing contingent payment debt instruments contained in section 1.1275-4(b) of the Treasury Regulations; and

              3. the term "comparable yield" means the annual yield the Company would pay, as of the initial issue date, on a fixed-rate, nonconvertible debt security, with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs.

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(TM)     Trademark of Merrill Lynch & Co., Inc.


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Depending on the identity of the persons to whom the LYONs were marketed or sold, there may be a presumption that the comparable yield is the applicable federal rate based on the overall maturity of the LYONs. This presumption may only be overcome with clear and convincing evidence that the comparable yield should be some yield other than the applicable federal rate. We understand that you intend to rely on the advice of Ernst & Young LLP with respect to the calculation of the comparable yield, the proof of the comparable yield, the deductibility of interest accrued at the comparable yield, and any other tax issues not addressed herein.

              We confirm that the statements in the Registration Statement under the captions "Summary -- The Offering -- Tax Original Issue Discount" and "Certain United States Federal Income Tax Considerations," insofar as such statements constitute a summary of the legal matters referred to therein, have been reviewed by us and are correct in all material respects.

              We express no opinions other than those expressed herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


Very truly yours,

/s/ Shearman & Sterling